Exhibit 10.33

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT AGREEMENT

Second Amendment to the Manufacturing and Supply Agreement

This Amendment Agreement (this “Amendment Agreement”) is between Flexion Therapeutics, Inc., having its principal office at 10 Mall Road, Burlington MA, USA (“Flexion”) and Patheon UK Limited, having a principal place of business at Kingfisher Drive, Covingham, Swindon, Wiltshire SN35BZ, United Kingdom (“Patheon”) (collectively, “Parties”; individually, “Party”). This Amendment Agreement is dated 17 June 2019 (the “Amendment Effective Date”).

WHEREAS, Flexion and Patheon entered into a Manufacturing and Supply Agreement on 31 July 2015 as amended by the First Amendment Agreement dated 8 May 2019, (together, the “Manufacturing and Supply Agreement”), pursuant to which Patheon provides manufacturing services for Flexion’s FX006 drug product (ZILRETTA) (an extended-release formulation of triamcinolone acetonide).

WHEREAS, the Parties have agreed to amend certain pricing terms and other related terms of the Manufacturing and Supply Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below and in the Manufacturing and Supply Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.Definitions

Defined terms in this Amendment Agreement shall have the same meaning as those in the Manufacturing and Supply Agreement as applicable unless otherwise indicated.

2.Amendments

The Manufacturing and Supply Agreement shall be amended such that the original Schedule 2.1(a) to the Manufacturing and Supply Agreement shall be deleted and replaced in its entirety with new Schedule 2.1(a), as set forth in Exhibit 1 to this Amendment Agreement.

3.Memorialization of Understanding.

For additional clarity, the Parties understand and agree that the definition of “Patheon Nonconformance” for the purposes of the Agreement, is inclusive of (i) Patheon’s negligent or willful misconduct in connection with performing (or failing to perform), Maintenance for the Equipment and Facility pursuant to Section 2.9(a)(vi), and (ii) Patheon’s negligent or willful misconduct in connection with providing (or failing to provide), the Manufacturing Services in accordance with the Specifications, GMP or Applicable Laws.

4.Effectiveness of Amendments

The amendments to the Manufacturing and Supply Agreement set forth herein shall be effective as of the Amendment Effective Date.

5.Integration; Counterparts

Except for the sections or schedules of the Manufacturing and Supply Agreement specifically amended hereunder, all terms and conditions of the Manufacturing and Supply Agreement remain and shall remain in full force and effect. This Amendment Agreement shall hereafter be incorporated into and deemed part of the Manufacturing and Supply Agreement and any future reference to the Manufacturing and Supply Agreement shall include the terms and conditions of this Amendment Agreement. This Amendment Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

6.Governing Law and Jurisdiction

This Amendment Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws that govern the Manufacturing and Supply Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Manufacturing and Supply Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed by their duly authorized representatives, effective as of the date of the last signature.

FLEXION THERAPEUTICS, INC.	PATHEON UK LTD.

/s/ MICHAEL D. CLAYMAN	/s/ LUCA ANDRETTA
Signature	Signature

Michael D. Clayman	Luca Andretta
Name	Name

CEO	Director
Title	Title

June 21, 2019	June 21, 2019
Date	Date

Exhibit 1 of the Amendment Agreement
(replacing original Schedule 2.1(a) of the Manufacturing and Supply Agreement)

1.Base Fee

Schedule 2.1(a)

Patheon will charge a monthly Base Fee, as forth below:

Commencement Date	End Date	Fee (per calendar month)
1 January 2019	Until expiry or termination of the Agreement	£ [**]

For the avoidance of doubt, the Base Fee will accrue under either the Technical Transfer Agreement, or this Agreement, but not both.

The Base Fee stated herein has been agreed upon by both parties for the 2019 calendar year. The Base Fee will be adjusted on 1st January of each subsequent calendar year (first review 1st January 2020) to reflect any change in the UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices) during the previous 12 months (based on the average of the monthly changes over the 12-month period).

Base Fee Reduction
If, at Flexion’s election and following the FDA Approval Date, the Manufacturing Suite will not to be used for Manufacture for at least six (6) consecutive months (as applied to the Phase I Filling Space prior to the Phase III Manufacturing Suite Clearance Date, and as applied to both the Phase I Manufacturing Space, if Flexion exercised its Phase I Option pursuant to Section 2.10(b), and the Phase III Manufacturing Suite, after the Phase III Manufacturing Suite Clearance Date), then the Base Fee will be reduced as follows, provided that Flexion gives notice to Patheon of its intention not to use such Manufacturing Suite and Patheon agrees to such non-use (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Agreed Non-Use”):

•[**]% discount for the first three (3) months after the later of: (i) Manufacture of the last batch of Product or (ii) the date of Agreed Non-Use;
•[**]% discount from the then current Base Fee for each subsequent month after the above 3- Month Period, to be effective until the date that is three (3) months before the resumption of Manufacturing in such Manufacturing Suite.

Should Manufacture at such Manufacturing Suite be subject to an Agreed Non-Use in accordance with the preceding paragraphs, Flexion shall provide not less than three (3) months’ notice if it wishes Patheon to resume Manufacture at such Manufacturing Suite. During such 3-month notice period and thereafter, the 20% Base Fee discount will not apply, and the Base Fee will be payable for such Manufacturing Suite in accordance with the table in paragraph I of this Schedule 2.1(a) above. A reduction of the Base Fee as described above shall not affect the amount of any Phase I Filling Space Fee.

2.Phase I Filling Space Fee
An additional fee is, or will be, payable as set forth below in relation to the Phase I Filling Space:

Date when Phase I Filling Space Fee becomes payable	Date when Phase I Filling Space Fee ceases to be payable	Phase I Filling Space Fee
1 June 2019
The earlier of:

(1)the date that the fee of
£ [**] (as adjusted for inflation) becomes payable as described in the rows below; or

(2)the date that Flexion notifies Patheon that it will not exercise the Phase I Option after the Phase III Manufacturing Suite Clearance Date
£ [**] per calendar month
2 calendar years after the date on which Flexion requested approval from the FDA or other applicable Regulatory Authority for the Manufacture of Product in the Phase III Manufacturing Suite for commercial sale in the Territory
	Phase III Manufacturing Suite Clearance Date or the date that Flexion has notified Patheon that it will not exercise the Phase I Option after the Phase III Manufacturing Suite Clearance Date.	£ [**] per calendar month
Date that Flexion elects to exercise the Phase I Option	Upon election by Flexion (with 3 months’ notice)	£ [**] per calendar month

The Phase I Filling Space Fee stated herein is agreed upon by both parties for the 2019 calendar year. The Phase I Filling Space Fee will be adjusted on 1st January of each subsequent calendar year (first review 1st January 2020) to reflect any change in UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices) during the previous 12 months (based on the average of the monthly changes over the 12-month period). The Phase I Filling Space Fee is payable in addition to the applicable Base Fee.

3.Product Fees

Product	Annual Volume (vials)	Price Per Vial (Bulk) Conversion Price
Bulk powder batch size
		[**]	[**]
FX006	[**]	£ [**]	£ [**]
	[**]	£ [**]	£ [**]
	[**]	£ [**]	£ [**]
	[**]	£ [**]	£ [**]
Inclusive Fee: The Product Fee payable for conforming Product is inclusive of all costs and fees as defined in IV. Compensation Structure, Base Fee and Product Fees.

Minimum batch fee:

Subject to the terms of the Agreement and this Schedule, for each batch of Product (including development or engineering batches and any Non-Conforming Product batches, in each case for which Product Fees are payable), a minimum batch fee will apply based on the following number of vials:

[**] bulk batch: [**] vials
[**] bulk batch: [**] vials

Notwithstanding the foregoing, if the yield from any bulk batch is less than the batch size set forth above, and such decreased yield is due (in whole or to the extent in part) to a Patheon Nonconformance, then, without limiting any other remedies that may be available to Flexion set out in the Agreement as a result of such Patheon Nonconformance, the Parties agree that the foregoing minimum quantities would not apply and, instead, Flexion would only be obligated to pay for the actual number of conforming vials produced in the relevant batch, at the per vial rate noted above, as applicable.

Examples:

Bulk batch size	Vials produced	Calculation	Product Fee payable
[**]	[**]	[**] × £ [**]	£ [**]
	[**]	[**] × £ [**]	£ [**]
[**]	[**]	[**] × £ [**]	£ [**]
	[**]	[**] × £ [**]	£ [**]
Note: the vial fee in the above examples is shown for illustration only and would be adjusted in accordance with the annual inflation mechanism for the Product Fee. Further, the foregoing examples each assume no Patheon Nonconformance.

The minimum batch fee also applies when a Product Fee is payable in relation to Non-Conforming Product for reasons other than any Patheon Nonconformance, as described below, and subject to the terms of this Agreement and this Schedule.

Tier pricing:

The fee tiers in the table above apply to vials of Product from 1 January 2020. In addition, for additional clarity (a), the fee tiers set forth above apply to all vials of Product for which a Product Fee is payable, whether such Products are intended for commercial sale, clinical use, development, or demonstration kit manufacturing (as defined within the production plan) and (b) any Product for which a Product Fee is payable shall count towards fulfillment of the minimum Annual Volumes.

The vial fee applies only to the volumes in the relevant tier, e.g. if Flexion orders a total of [**] vials (from [**] or [**] batches) in a calendar year, then vials from [**] bulk batches in the first [**] vials would be charged at £ [**] and vials from [**] bulk batches in the subsequent [**] vials would be charged at £ [**]. As described in this example, the amounts payable for a given vial will be determined sequentially based on the order that the vials are produced.

Annual Volume will be calculated on the basis of the aggregate number of vials of Product (from both [**] or [**] bulk batches) ordered by Flexion with an Agreed Delivery Date within the applicable calendar year, taking into account any Product paid for but not ordered (the “Annual Volume”). In addition, the following will be counted for the purpose of the Annual Volume:
◦Late Product; and
◦any Non-Conforming Product based on or caused by a Patheon Nonconformance;
◦any Non-Conforming Product that is caused by any reason other than a Patheon Nonconformance for which a Product Fee is payable; and
◦ any other Product for which a Product Fee is payable
Reconciliation
The parties’ non-binding expectations are that Flexion will order at least [**] vials of Product per calendar year. At the end of each calendar year (commencing at the end of 2020), if the Annual Volume is less than [**]% of [**] vials (i.e. less than [**] vials), then Patheon may invoice and Flexion will pay Patheon the Product Fee for the shortfall of Product in an amount calculated as follows:
Amount due to Patheon = ([**] vials – Annual Volume) × £ [**]

Examples:

Annual Volume (vials)	Proportion of 500,000 vials	Shortfall (vials)	Calculation	Amount Payable
[**]	[**]	[**]	[**] × £ [**]	£ [**]
[**]	[**]	[**]
[**]	[**]	[**]

Note: the vial fee in the above examples is shown for illustration only and would be adjusted in accordance with the annual inflation mechanism for the Product Fee.

Any amount payable would be adjusted on a pro rata basis for any calculation period that does not include a full calendar year, e.g. on expiration or termination of this Agreement.

Flexion will not be obliged to pay any amount under this reconciliation process if and to the extent that a shortfall occurs because either (i) Patheon is unable to supply Purchase Orders as a result of delay in the Phase III Timeline (as set out in Exhibit 2.1-E of the Technical Transfer Agreement) that is caused by the acts or omissions of Patheon, (ii) Patheon’s failure to deliver product in accordance with any Purchase Order issued by Flexion consistent with the terms of this Agreement or (iii) Patheon’s inability to accommodate any portion of a Forecast as contemplated in Section 2.3(a). As stated above for the definition of “Annual Volume”, any Late Product will be counted for the purpose of the Annual Volume.

Development and Engineering Batches

For any development or engineering batches of Product ordered by Flexion the Parties agree as follows:

Type of fee/cost	Whether payable by Flexion
Product Fee
No fee payable for a maximum of one batch ordered per calendar quarter (which will not count towards the applicable Annual Volume)

Thereafter, Product Fees as set out in the Product Fee table above will be payable for all Product from any such additional batches, which, for clarity, shall count towards the applicable Annual Volume

Material Costs Bill Back Items	Payable for all batches, as applicable
Costs of terminal sterilisation performed by third party and associated shipping costs	Payable for all batches as a Bill Back Item (no handling fee), as applicable
Additional Services (including specific manual visual inspection of the bulk or of the finished products outside of standard inspection for powder products in accordance with the US Pharmacopeia requirements)
Payable for all batches, as applicable

Product Fees are payable for all other types of batches (commercial or non-commercial, including PLGA batches) as set out in the Product Fee table above, and all vials produced from such batches shall count towards the applicable Annual Volume. For clarity, all batches for which a Product Fee is payable shall count towards the achievement of the Annual Volume.

Non-Conforming Product

1.For any Non-Conforming Product that is caused by any reason other than a Patheon Nonconformance, the Parties agree as follows (and this will supersede the terms of Section 2.8(d) of this Agreement):

Type of fee/cost	Whether payable by Flexion
Product Fee
No fee payable for a maximum of the greater of:
(1)10% of the total number of commercial batches that are produced in a calendar year (conforming and non-conforming); or
(2)two batches per calendar year (non- conforming).

Thereafter, Product Fees as set out in the Product Fee table above will be payable for all batches as follows:
(1)50% of the Product Fees if the batch is rejected during or after the filling stage; or
(2)30% of the Product Fees if the batch is rejected prior to the filling stage.

For all batches of Non-Conforming Product that are caused by any reason other than a Patheon Nonconformance, Flexion will submit a Purchase Order for the replacement batch with a Scheduled Production Date on or before four months after the date that the Non-Conforming Product is rejected (if manufacturing capacity is available).

If Flexion does not require a replacement batch as described above then the full amount of the Product Fees will be payable in relation to the Non-Conforming Product.

Material Costs Bill Back Items	Payable for all batches
Costs of terminal sterilisation performed by third party and associated shipping costs	Payable for all batches as a Bill Back Item (no handling fee), subject to the cap on total cost for non-conforming batches set forth below
Additional Services (including	Payable for all batches provided Flexion has approved
specific manual visual inspection of	the testing as part of a change of scope or additional
the bulk or of the finished products	service agreement prior to the work being done.
outside of standard inspection for
powder products in accordance with
the US Pharmacopeia requirements)

2.Cap on Total Cost for Non-Conforming Batch: In the event that a batch produces Non- Conforming Product (other than by reason of a Patheon Nonconformance), the Parties agree that the total amount payable for such Non-Conforming Product batch through (i) Product Fee or (ii) Costs of terminal sterilisation performed by third party and associated shipping costs, in each case (i)-(ii) as determined in accordance with this Agreement shall in no event exceed the total amount that would have been payable in Product Fees for such batch(es) if the production was only conforming Product as set out in the Product Fee table above and subject to the minimum batch fee.

3.Shared Operational Efficiencies: The Parties understand and agree that each Party will work in good faith to identify operational efficiencies or other method of cost saving that could be implemented to reduce the overall costs to manufacture Product. Without limiting the foregoing, if either Party identifies any such efficiency or method that would require Flexion to incur additional costs in connection with the implementation of such efficiency or method, then the Parties will discuss and determine the feasibility of such implementation and whether to implement the same, which may include an equitable adjustment of the Product Fee in relation to the additional costs incurred by Flexion and the current and anticipated margins of Patheon. This paragraph will supersede the terms of Section 2.6 of this Agreement in relation to any inconsistency.

4.Compensation Structure

Base Fee and Product Fees:
The following cost items are included in the Price for the Products up to the maximum facility capacity of 3M units produced:

•All costs and expenses incurred in connection with the Manufacture of Product, including costs and expenses of personnel, standard process monitoring, product / process deviations / investigations, Facility overhead, utilities, waste disposal and Supplies;
•Standard certificate of analysis (“COA”)
•Standard certificate of compliance (“COC”)
•GMP required retention samples
•Copies of deviation reports
•Batch Manufacturing Records (“BMR”) copies for all batches
•BMR changes
•Copy of the Annual Product Review Report
•Product Approval Inspection (“PAI”) and copy of FDA Report
•Simple, routine statistical review and trending of product and process data
•Storage of Production Test Record (“PTR”) batches and other experimental batches for three
(3) months
•Storage of registration batches and other experimental batches for two (2) years or until Product approval, whichever comes first
Responsibility for the sub-contract processing, by Gamma irradiation, of the filled Product vials
•Warehousing of equipment, raw materials, API and finished goods for normal commercial supply
•All routine Equipment qualification, maintenance and calibration
•Validation activities associated with equipment and product introduction, including protocols and reports
•Incoming release testing of API, excipients and associated packaging components
•Patheon standard manual visual inspection for powder products

In the event that Patheon, at any time during the Term, shall have reason to believe that it will be unable to supply Flexion with the full quantity of Product forecasted to be ordered or actually ordered by Flexion in a timely manner and in conformity with the warranty set forth in Section 6.3 (whether by reason of force majeure or otherwise), then:
(1)the terms of Section 2.7(a) will apply; and
(2)in the event Patheon’s inability to meet Purchase Orders or forecasts is agreed to be due to a shortage of resources (or allocation thereof) to perform calibration, validation or other specified activities included in the Base Fee or Product Fee as described above, then additional resource required to meet such obligations in a timely manner will be obtained by Patheon at its cost. Provided that, if Flexion and Patheon each determine and agree in good faith that the additional resource should be provided or obtained by Flexion, and the cost is agreed in advance, then Flexion shall have the right to provide or obtain such additional resource. Flexion may offset the agreed cost of the additional resource, plus a mark-up of [**]%, against future amounts payable as Product

Fees. Agreement for this service must be made in writing by the Patheon site Head of Business Management or an individual with equivalent or higher seniority.

Materials:
Cost allocation for the procurement of Materials is set forth in Section 2.2 of this Agreement and Section 2.10 of the Technical Transfer Agreement.

Bill Back Items:
The following shall be considered Bill Back Items:

•API Reference Standards and Analytical Reference Standards;
•High Pressure Liquid and Gas Chromatography Columns;
•Spare or replacement parts and Third Party invoices for the Maintenance of Flexion Manufacturing Equipment and Patheon Manufacturing Equipment (pursuant to Section 2.9(a)(vi)); and
•Any other minor services or small purchases necessary or required for Patheon’s performance of the Services as mutually agreed to by the Parties.

Additional Services:

The following shall be considered Additional Services and will be invoiced to Flexion at the price given below. If no price is provided here then Patheon will provide a quotation for the activity required at the request of Flexion:

Regulatory writing activities not expressly included in the “Base Fees and Product Fees” Section above – e.g., writing CMC section, regulatory support, (other than the Reports described in Section 3.11 of this Agreement and included in the Base Fees) at £[**]/hour; In addition, a clerical hourly billing rate of £[**]/hour would be charged if Flexion requests the provision of additional project documentation that would not typically be provided as part of the Base Fees.

•Initial auditing of Patheon-Supplied Materials suppliers currently not on Patheon’s approved list of suppliers as further described in Schedule 1.62 (charged at £[**] per day per auditor; the costs associated with travel, business expenses, supplier fees, etc. (if applicable) will be charged at cost).
•Complete QC testing of PLGA
•Any specific manual visual inspection of the bulk or of the finished products outside of standard manual visual inspection for powder products in accordance with the US Pharmacopeia requirements;
•Any specific shipment preparations for specific countries;
•Stability program
•Disposal of Product from engineering and non-commercial batches;
•Services resulting from a change in Applicable Law related directly to the Product or Flexion’s Manufacturing Process.
•Special projects as mutually agreed by the Parties.

Any fees for Additional Services have been agreed upon by both parties for the 2019 calendar year. The Additional Service fees will be adjusted on 1st January of each year (first review 1st January 2020) to reflect any change in UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices during the previous 12 months (based on the average of the monthly changes over the 12-month period).